Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of August 2011 by and between Signature Group Holdings, Inc., a Nevada corporation (the “Company”) and Kyle C. Ross (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT AND DUTIES

1.1. Term of Employment. The “Term” pursuant to this Agreement shall commence on July 1, 2011 and, unless terminated earlier pursuant to Section 4 hereof, shall terminate on December 31, 2013.

1.2. Engagement of Executive; Duties.

1.2.1. During the Term, the Executive shall have the title of Executive Vice President of the Company, subject to the terms of this Agreement. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company’s Board of Directors (“Board”) from time to time. During the Term, the Executive shall report directly to the Chief Executive Officer.

1.2.2. The Executive shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director of up to two (2) organizations or corporations that do not, in the good faith determination of the Board, compete with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest with the business of the Company;

(ii) managing those legacy business activities identified on Exhibit A attached hereto.

(iii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, that any fees, royalties or honoraria received therefrom shall be promptly turned over to the Company;

(iv) engaging in professional organization and program activities;

(v) managing his personal passive investments and affairs; and

(vi) participating in charitable or community affairs;

provided that such activities do not materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company, as determined in good faith by the Board. During his employment with the Company, the Executive shall not engage in any other employment or activity that might interfere with or be in competition with the interests of the Company.

2. COMPENSATION AND BENEFITS

2.1. Base Salary. During the Term, the Executive shall receive a base salary at a rate of two-hundred seventy-five thousand dollars ($275,000.00) per annum, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases as may be determined by the Board from time to time in its sole discretion (as increased from time to time, the “Base Salary”).

2.2. Annual Bonuses. Executive shall be entitled to participate in the Company’s executive bonus program then in effect; provided, however, that for 2012 the bonus pool available under such program shall not be less than 7.5% of the Company’s EBITDA and such bonuses shall be allocated as mutually agreed by the Chief Executive Officer and the Board.

2.3. Stock Options. On August 8, 2011, Executive shall be granted options to purchase the Company’s common stock, subject to terms and conditions set forth in the Stock Option Award Agreement between the Executive and the Company attached hereto as Exhibit B (the “Option Agreement”). The exercise price of such options shall be equal to the average of the closing prices of the Company’s common stock for the three-business-day period ending on the business day immediately before the date of grant.

2.4. Restricted Stock. Coincident with the granting of the stock options described in Section 2.3, Executive shall be granted a restricted stock award subject to terms and conditions set forth in the Restricted Stock Agreement between the Executive and the Company attached hereto as Exhibit C (the “Restricted Stock Agreement”).

2.5. Reimbursement of Expenses. During the Term, the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly (within thirty (30) business days following the Executive’s submission of an accounting of such expense) reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15th of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2.6. Benefit Plans. During the Term, the Executive shall be eligible to participate in all employee benefit plans, programs or arrangements, which shall be established or maintained by the Company generally for its employees, or generally made available to its senior executives including, but not limited to, medical, dental and vision plans. The Company also affirms its intention to adopt executive-level short-term disability, a long-term disability, life insurance and deferred compensation/retirement plans, to the extent permissible by law, and subject to the reasonable approval of the Board.

2.7. Vacation. The Executive shall be entitled to vacation pursuant to the terms of the Company’s vacation policy then in effect. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

3. PLACE OF PERFORMANCE. In connection with his employment by the Company, except as otherwise agreed in writing with the Executive, the Executive shall be based out of Sherman Oaks, California.

4. TERMINATION OF EMPLOYMENT

4.1. General. The Executive’s employment under this Agreement may be terminated and the Term shall end without any breach of this Agreement only on the following circumstances:

4.1.1. Death. The Executive’s employment under this Agreement shall terminate and the Term shall end upon Executive’s death.

4.1.2. Disability. If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under this Agreement and the Term shall end upon thirty (30) days’ prior written notice provided that the Executive has not returned to full time performance of his duties during such thirty (30) day notice period. For purposes hereof, “Disability” shall mean the Executive’s incurring a disability under the Company’s long-term disability plan then in effect, if any, and if there is no such Company long-term disability plan then in effect, the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of one hundred eighty (180) days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

4.1.3. By Executive. The Executive may voluntarily terminate his employment under this Agreement and the Term shall end upon the effective date contained in a written Notice of Termination by the Executive to the Company, which effective date shall be at least sixty (60) days after the delivery of such Notice. The Company may, in either case and in its sole discretion, make such termination of employment and end of the Term effective earlier than the date set forth in the Notice of Termination (as defined below)).

4.1.4. By Company For Cause. The Company may terminate the Executive’s employment under this Agreement and the Term shall end at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i) the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written Notice of Termination that such actions are occurring and the Executive has been afforded at least ten (10) days to cure same;

(ii) the Executive’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii) the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

(iv) the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

4.1.5. By Company Without Cause. The Company may terminate the Executive’s employment under this Agreement and the Term shall end without Cause immediately upon written Notice of Termination by the Company to the Executive, other than for death or Disability.

4.1.6. By Executive Following Change in Control. The Executive may voluntarily terminate his employment under this Agreement within the 90-day period beginning on a Change in Control. The Executive’s termination of employment shall become effective and the Term shall end upon the effective date contained in a written Notice of Termination by the Executive to the Company, which effective date shall be no later than the 90th day following the Change in Control.

4.1.7. By Expiration of Term. Unless terminated earlier pursuant to Subsections 4.1.1 through 4.1.6, Executive’s employment will terminate automatically and the Term will end on December 31, 2013.

4.2. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other parties to this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

4.3. Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated, pursuant to Subsection 4.1.1, the date of Executive’s death, (b) if the Executive’s employment is terminated pursuant to Subsection 4.1.2, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 4.1.4, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to Subsection 4.1.3, the date specified in the Notice of Termination which shall be at least sixty (60) days, as applicable, after Notice of Termination is delivered, or such earlier date as the Company shall determine, in its sole discretion, (e) if the Executive’s employment is terminated pursuant to Subsection 4.1.5, the date specified in the Notice of Termination, (f) if the Executive’s employment is terminated pursuant to Subsection 4.1.6, the date specified in the Notice, which shall be no later than the 90th day following the Change in Control, or such earlier date as the Company shall determine in its sole discretion, and (g) if the Executive’s employment is terminated pursuant to Subsection 4.1.7, December 31, 2013.

4.4. Compensation upon Termination.

4.4.1. Termination for Cause or By Executive Other Than After Change in Control. If the Company terminates the Executive’s employment under Subsection 4.1.4, or if Executive terminates his employment under Subsection 4.1.3, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 2.5 through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; and (d) such vested accrued benefits, and other benefits and/or payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination (including, for example, the presentment of the right to continue health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as applicable) other than any severance pay plan ((a) though (d), the “Amounts and Benefits”), and the Company shall not have any further obligation with respect to this Agreement other than as provided in Sections 6 and 7 of this Agreement.

4.4.2. Termination without Cause or Termination following a Change in Control. If the Company terminates the Executive’s employment under Subsection 4.1.5 (other than a termination by reason of death or Disability), or the Executive terminates his employment under Section 4.1.6, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Subsection 4.4.7 and Section 7.7, an amount equal to two (2) times the Base Salary in effect as of the Date of Termination, paid in equal installments on the Company’s normal payroll dates for a period of two (2) years from the Date of Termination in accordance with the usual payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (“Section 409A”). In addition, in the event that the Executive properly elects to continue health benefit coverage under COBRA, the Executive shall only be responsible to pay the active employee rate for such coverage (the “subsidized rate”) for so long as Executive remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty. In the event the subsidized rate is not permissible by law and/or would result in penalty, the Executive shall be responsible to pay the entire cost of COBRA continuation coverage. The term “Change in Control” shall have the meaning provided in the Option Agreement and the Restricted Stock Agreement.

4.4.3. Termination upon Death. If the Executive’s employment terminates under Subsection 4.1.1, the Company shall pay or provide to the Executive’s estate the Amounts and Benefits.

4.4.4. Termination upon Disability. If the Executive’s employment terminates under Subsection 4.1.2, the Company shall pay or provide to the Executive the Amounts and Benefits.

4.4.5. Termination In Connection With or Following Change in Control. The Executive’s benefits under Subsection 4.4.2 shall be reduced as provided in Section 7.8.

4.4.6. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

4.4.7. Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive (or his estate, as applicable) with the payments and benefits under Subsections 4.4.2 and 4.4.5 (other than the Amounts and Benefits), as applicable, shall be conditioned on the Executive’s (or his estate’s, as applicable) executing and not revoking a waiver and general release in a form acceptable to the Company in its sole discretion (the “Release”). The Company shall provide the Release to the Executive (or his estate, as applicable) within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits under Subsection 4.4.2 (other than the Amounts and Benefits), the Executive (or his estate, as applicable) will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him (or his estate, as applicable), whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him (or his estate, as applicable). Notwithstanding anything to the contrary contained herein, all payments delayed pursuant to this Subsection, except to the extent delayed pursuant to Subsection 7.7.2, shall be paid to the Executive in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the Date of Termination.

5. CONFIDENTIALITY; NON-SOLICITATION; NON-DISPARAGEMENT; COOPERATION

5.1. Confidentiality. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 5.1, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during the Term nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including without limitation, pursuant to Section 5.5 below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company Group nor of the clients, customers, acquisition targets or business practices of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret of the Company Group or of the clients or customers of the Company Group acquired by the Executive during, or as a result of, his employment with the Company, at any time during or after the Term.

5.2. Return of Company Property. Upon the termination of the Executive’s employment for any reason whatsoever all Company Group property that is in the possession of the Executive shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information which are in the possession of the Executive, including all copies thereof. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

5.3. Non-Solicitation. The Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Term (except in the good faith performance of his duties) and for a period of one (1) year thereafter, solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (ii) during the Term (except in the good faith performance of his duties) and for a period of one (1) year thereafter, use the Company Group’s Confidential Information to solicit, contact, aid or induce to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity (or attempt to do any of the foregoing), directly or indirectly, for the purpose or effect of interfering with any part of the Company Group’s business: (1) any customer of the Company Group in any location in which the Company Group operates or sells its products (the “Territory”); (2) any customer of the Company Group that Executive contacted or solicited, or in any way supported or dealt with at any time during the last two years of Executive’s employment; (3) any prospective customer of the Company Group that Executive contacted or who received or requested a proposal or offer the Executive on behalf of the Company Group at any time during the last two years of Executive’s employment; or (4) any customer of the Company Group for which Executive had any direct or indirect responsibility at any time during the last two years of his employment.

5.4. Non-Disparagement. At no time during or within five (5) years after the Term shall the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services. Notwithstanding the foregoing, nothing in this Section 5.4 shall prevent the Executive from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

5.5. Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Executive’s other personal and business commitments. The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation and shall not do so unless legally required. If the Executive is required to provide any services pursuant to this Section 5.5 following the Term, upon presentation of appropriate documentation, then the Company: (i) shall promptly compensate the Executive for all time incurred in these activities at an hourly rate of pay equal to the Executive’s most recent annual Base Salary divided by 2080 hours; and (ii) shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 5.5, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

5.6. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 5 may result in the material and irreparable injury to the Company, or their respective affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat: (i) the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 5; and (ii) any remaining payments due the Executive under Subsection 4.4.2 shall be forfeited. If for any reason it is held that the restrictions under this Section 5 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

5.7. In the event of any violation of the provisions of this Section 5, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6. INDEMNIFICATION/ DIRECTORS AND OFFICERS LIABILITY INSURANCE

The Company shall defend (with counsel selected by Executive and subject to the consent of the Company, with such consent not to be unreasonably withheld), indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation, Bylaws, or applicable State law and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive’s employment hereunder, without regard to when asserted.

7. MISCELLANEOUS

7.1. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Executive at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Executive is no longer employed by or providing services to the corporation or a Subsidiary shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 7.1.

7.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.3. Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7.4. Entire Agreement. This Agreement, including the Exhibits hereto, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

7.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

7.6. Governing Law and Jurisdiction. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of California. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of any court, Federal or State, within the State of California having subject matter jurisdiction over any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

7.7. Section 409A.

7.7.1. It is intended that the provisions of this Agreement comply with Section 409A and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall not have any liability with regard to any failure of this Agreement to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

7.7.2. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set forth in Section 4.4 above as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) and it is expressly agreed that the payments under Subsection 4.4.2 and Subsection 4.4.2(ii) shall be subject to the Delay Period if the Executive is deemed on the Date of Termination of employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code, using the identification methodology selected by the Company from time to time, or, if none, the default methodology. On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

7.8. Section 280G of the Code. In the event that it is determined by the Company in its sole discretion that any payment or benefit to the Executive under this Agreement, the Option Agreement, the Restricted Stock Agreement, or otherwise, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, restricted stock or any benefits payable to Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such payments or other benefits shall be reduced, in a form and manner agreed to by the Company and Executive, to the largest amount that will not result in receipt by the Executive of an excess parachute payment. Section 7.7 of the Signature Group Holdings, Inc. 2006 Performance Incentive Plan shall not apply to the extent it is inconsistent with this Section 7.8.

7.9. Survivorship. Except as otherwise expressly set forth in this Agreement, upon the termination of the Term, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties, except as otherwise expressly set forth in this Agreement.

7.10. Counterparts. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

7.11. Company Representations. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the agreements referred to herein) by the Company have been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement do not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against such entity in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

[End of Text - Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIGNATURE GROUP HOLDINGS INC.

By:	/s/ David Brody
	Name:	David Brody
	Title:	Senior Vice President, Counsel & Corporate Secretary

EXECUTIVE

/s/ Kyle C. Ross
Kyle C. Ross

EXHIBIT A

•	Signature Funding I, LLC

•	Signature Funding II, LLC

•	Signature Funding III, LLC

•	Signature Funding IV, LLC

•	Signature Funding V, LLC

•	Signature Funding VI, LLC

•	Signature Funding VII, LLC

•	Signature Funding VIII, LLC

•	Signature Special Situations, LLC

•	Signature Credit Partners, LLC

•	Signature Capital Partners, LLC

•	Signature Capital Partners, Inc.

•	Signature Group Holdings, LLC

•	Credit Partners Capital, LLC

•	14660 Arminta, LLC

Exhibit A-1

EXHIBIT B

SIGNATURE GROUP HOLDINGS, INC.

2006 PERFORMANCE INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) dated as of August 8, 2011 by and between Signature Group Holdings, Inc., a Nevada Corporation (the “Corporation”), and Kyle C. Ross (the “Grantee”) evidences the non-qualified stock option (the “Option”) granted by the Corporation to the Grantee as to the number of shares of the Corporation’s Common Stock first set forth below.

Number of Shares of Common Stock: 1 1,620,000          Award Date: August 8, 2011

Exercise Price per Share: 1 $             Expiration Date: 1, 2 Ten years from grant

Vesting 1,2,3 Twenty-five percent (25%) of the total number of shares of Common Stock subject to the Option shall vest on the six (6) month anniversary of the Award Date. Twenty-five percent (25%) of the total number of shares of Common Stock subject to the Option shall vest on the eighteen (18) month anniversary of the Award Date. Twenty-five percent (25%) of the total number of shares of Common Stock subject to the Option shall vest on the thirty (30) month anniversary of the Award Date.

The remaining twenty-five percent (25%) of the total number of shares of Common Stock subject to the Option shall vest as of July 1, 2015 if, as of such date, either (i) the Common Stock shall have been trading above $1.10 per share and shall have closed above $1.10 per share for ten (10) of the twenty (20) trading days immediately preceding July 1, 2015; or (ii) the “weighted average trading price” for the ten (10) day period immediately preceding July 1, 2015 averages or exceeds $1.10. For purposes of this Option Agreement, the “weighted average trading price” is equal to the greater of: (1) the sum of the product of the number of shares traded each day in the period multiplied by the purchase price of such shares, with such sum divided by the total number of shares traded during such period; or (2) the amount determined under Bloomberg’s “VWSP” Calculation function. In the event the Corporation does not renew Grantee’s Employment Agreement as of January 1, 2014, then, notwithstanding the previous sentence, the remaining twenty-five percent (25%) of the total number of shares of Common Stock subject to the Option shall vest as of January 1, 2014 if the Common Stock shall have had a closing price at or above $1.00 on December 31, 2013 and for ten (10) of the twenty (20) trading days immediately preceding December 31, 2013. If the Corporation offers to renew Grantee’s Employment Agreement on or before January 1, 2014 on the same or similar terms and conditions, but Grantee declines such offer, then Grantee’s rights to the remaining twenty-five percent (25%) of the total number of shares of Common Stock subject to the Option shall be forfeited.

[1]	Subject to adjustment under Section 7.1 of the Plan.
[2]	Subject to early termination under Section 4 of the Terms and Section 7.4 of the Plan.
[3]	Subject to the conditions set forth in Section 2 of the Terms, including continuation of employment under certain circumstances.

Exhibit B-1

The Option is granted under the Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Plan”), a copy of which has been provided to the Grantee, and is subject to the Terms and Conditions of Non-Qualified Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option Agreement is also subject to the terms of the Employment Agreement between the Corporation and the Grantee dated as of August 2, 2011 (the “Employment Agreement”). Section 7.3 and 7.7 of the Plan shall not apply to this Award.

The parties agree to the terms of the Option set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

GRANTEE	SIGNATURE GROUP HOLDINGS, INC. A Nevada corporation

By:
Signature		Craig F. Noell
Chief Executive Officer

Print Name

CONSENT OF SPOUSE

In consideration of the Corporation’s execution of this Option Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof and of the Plan.

Signature of Spouse	Date

Exhibit B-2

TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION

1.	Vesting; Limits on Exercise; Incentive Stock Option Status.

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement.

The Option may be exercised only to the extent the Option is vested and exercisable.

•

Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interest shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 1001 shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Non-Qualified Stock Option. The Option is a non-qualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the code.

2.	Continuance of Employment/Service Required; No Employment/ Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement, unless the Grantee’s employment is terminated under Sections 4.1.1, 4.1.2, 4.1.5 or 4.1.7 of the Grantee’s Employment Agreement, in which case such Options shall continue to vest pursuant to the vesting schedule, notwithstanding anything to the contrary herein. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in section 4 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation of any of its Subsidiaries, affects the Grantee’s status, if her or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any tight to remain employed by or in service to the Corporation of any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation.

Exhibit B-3

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

•

A written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time;

•

Payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in shares of Common Stock already owned by the Grantee, valued at their fair market value on the exercise date, provided, however, that any shares initially acquired upon exercise of a stock option or otherwise from the Corporation must have been owned by the Grantee for at least six (6) months before the date of such exercise;

•	Any written statements or agreements required pursuant to Section 8.1 of the Plan; and

•	Satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

The administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.

4.	Early Termination of Option.

4.1	Change in Control. Notwithstanding any provisions in the Plan or this Option Agreement to the contrary, in the event of a Change in Control (as defined herein), any remaining restrictions relating to any portion of the Option that has not fully vested shall immediately lapse. Sections 7.3 and 7.7 of the Plan shall not apply to this Option. Section 7.8 of the Employment Agreement shall apply to this Option.

For Purposes of this Option, a “Change in Control” shall be deemed to occur upon a majority of members of the Corporation’s Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors prior to the date of the appointment or election.

Exhibit B-4

4.2	Termination of Option upon a Termination of Grantee’s Employment or Services. To the extent the Option is vested as of Grantee’s termination of employment, the Option shall remain outstanding until the earlier of the Expiration Date of the Option or the fourth anniversary of the Grantee’s termination of employment. To the extent the Option is not vested as of Grantee’s termination of employment, and may not become vested thereafter pursuant to Section 2, above, the Option shall be forfeited as of Grantee’s termination of employment. To the extent the option is not vested as of Grantee’s termination of employment and may become vested thereafter pursuant to Section 2, above, the Option shall remain outstanding until (1) if it becomes vested pursuant to Section 2, above, the earlier of the Expiration Date of the Option or the fourth anniversary of the Grantee’s termination of employment, and (2) if it is determined that the Option may never become vested, the date of such determination, at which time the unvested portion of the Option shall be forfeited. Notwithstanding the foregoing, the Option, to the extent it has not been exercised, shall be forfeited in its entirety upon the termination of Grantee’s employment for Cause under Section 4.1.4 of the Employment Agreement.

5.	Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.5 of the Plan.

6.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by or providing services to the corporation or a Subsidiary shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 6.

7.	Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to terms and agreements of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of this Plan and Option Agreement (including these Terms). The Grantee acknowledges reading and understanding The Plan, the Prospectus of the Plan and this Option Agreement. In the event of a conflict or inconsistency between the terms and Conditions of this Option Agreement and of the Plan, the terms and conditions of the Plan shall govern. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

Exhibit B-5

8.	Entire Agreement.

This Option Agreement (including these Terms), the Employment Agreement, and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof In writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9.	Governing Law.

This Option Agreement Shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

10.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 7.4 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

11.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof.

Exhibit B-6

EXHIBIT C

SIGNATURE GROUP HOLDINGS, INC.

2006 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is dated as of August 2, 2011 (the “Award Date”) by and between Signature Group Holdings, Inc., a Nevada corporation (the “Corporation”), and Kyle C. Ross (the “Grantee”).

W I T N E S S E T H

WHEREAS, pursuant to the Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Plan”), as amended, the Corporation hereby grants to the Grantee, effective as of the date hereof, a restricted stock award (the “Award”), upon the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Company and the Grantee have entered into an Employment Agreement dated as of August 2, 2011 (the “Employment Agreement”).

NOW THEREFORE, in consideration of services rendered and to be rendered by the Grantee, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Plan. For purposes of this Award Agreement, a “Change in Control” shall be deemed to occur upon a majority of members of the Corporation’s Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors prior to the date of the appointment or election.

2. Grant. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Grantee an Award with respect to an aggregate of 416,667 restricted shares of Common Stock of the Corporation (the “Restricted Stock”).

3. Vesting. Subject to Section 9 below, the Award shall vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse on December 31, 2013.

4. Change in Control. Notwithstanding any provisions in the Plan or this Award Agreement to the contrary, in the event of a Change in Control (as defined herein), any remaining restrictions relating to any portion of the Award that has not fully vested shall immediately lapse. Sections 7.3 and 7.7 of the Plan shall not apply to this Award. Section 7.8 of the Employment Agreement shall apply to this Award.

5. Continuance of Employment or Service. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement, unless the Grantee’s employment is terminated under Sections 4.1.1, 4.1.2 or 4.1.5

Exhibit C-1

of the Grantee’s Employment Agreement, in which case the Restricted Stock shall continue to vest pursuant to the vesting schedule, notwithstanding anything to the contrary herein. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 9 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Grantee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee under any written employment agreement or other agreement with the Corporation.

6. Dividend and Voting Rights. After the Award Date, the Grantee shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 9 hereof.

7. Restrictions on Transfer. Prior to the time that they have become vested pursuant to Section 3 hereof, the Change in Control Agreement, or Section 7 of the Plan, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 10 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation or (b) transfers by will or the laws of descent and distribution.

8. Stock Certificates.

(a) Book Entry Form. The Corporation shall, in its discretion, issue the shares of Restricted Stock subject to the Award either (i) in certificate form as provided in Section 8(b) below or (ii) in book entry form, registered in the name of the Grantee with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.

(b) Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Grantee by the Corporation prior to vesting shall be immediately redelivered by the Grantee to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend and any other legends the Corporation may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein is subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Signature Group Holdings, Inc. A copy of such Agreement is on file in the office of the Secretary of Signature Group Holdings, Inc.”

Exhibit C-2

(c) Delivery of Certificates upon Vesting. Promptly after the vesting of any shares of Restricted Stock pursuant to Section 3 hereof, the Change in Control Agreement, or Section 7 of the Plan and the satisfaction of any and all related tax withholding obligations pursuant to Section 11 hereof, the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form that have vested or deliver to the Grantee a certificate or certificates evidencing the number of shares of Restricted Stock that have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 8.5 of the Plan). The Grantee (or the beneficiary or personal representative of the Grantee in the event of the Grantee’s death or disability, as the case may be) shall deliver to the Corporation any written statements or agreements required pursuant to Section 8.1 of the Plan. The shares so delivered shall no longer be restricted shares hereunder.

(d) Stock Power; Power of Attorney. Concurrent with the execution and delivery of this Award Agreement, the Grantee shall deliver to the Corporation an executed stock power in the form attached hereto as Attachment A, in blank, with respect to the Restricted Stock. The Grantee, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Corporation and each of its authorized representatives as the Grantee’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

9. Effect of Termination of Employment or Services. If the Grantee ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary (the date of such termination of employment or service is referred to as the Grantee’s “Severance Date”), the Grantee’s shares of Restricted Stock (and related Restricted Property as defined in Section 9 hereof) shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 3 hereof or Section 7.2 of the Plan upon the Severance Date, unless such shares may become vested thereafter pursuant to Section 5 hereof. Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation as of the Severance Date, without any other action by the Grantee (or the Grantee’s beneficiary or personal representative in the event of the Grantee’s death or disability, as applicable). No consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 8(d) hereof and take any other action necessary or advisable to evidence such transfer. The Grantee (or the Grantee’s beneficiary or personal representative in the event of the Grantee’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

Exhibit C-3

10. Adjustments upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number and kind of securities that may become vested under the Award. If any such adjustment is made under Section 7.1 of the Plan and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration, property or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. To the extent that the Restricted Property includes any cash (other than regular cash dividends provided for in Section 6 hereof), such cash shall be invested, pursuant to policies established by the Administrator, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Administrator, the earnings on which shall be added to and become a part of the Restricted Property.

11. Tax Withholding. The Corporation (or any of its Subsidiaries last employing the Grantee) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of any Restricted Stock. Alternatively, the Grantee or other person in whom the Restricted Stock vests may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 8.5 of the Plan and rules established by the Administrator, to have the Corporation withhold and reacquire shares of Restricted Stock at their fair market value at the time of vesting to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Administrator, as the Administrator may impose, and shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Code with respect to such Award.

12. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by or ceases to provide services to the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 12.

13. Plan. The Award and all rights of the Grantee under this Award Agreement are subject to all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Award

Exhibit C-4

Agreement. The Grantee acknowledges reading and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. In the event of a conflict or inconsistency between the terms and condition of this Award Agreement and of the Plan, the terms and conditions of the Plan shall govern. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

14. Entire Agreement. This Award Agreement, the Plan, and the Employment Agreement, together constitute the entire agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Award Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Grantee’s rights under this Agreement requires the consent of the Grantee in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15. Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

[Signature Page Follows]

Exhibit C-5

IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.

SIGNATURE GROUP HOLDINGS, INC., a Nevada corporation

By:
Craig F. Noell
Chief Executive Officer

GRANTEE

Signature

Print Name

Exhibit C-6

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Stock Award Agreement by Signature Group Holdings Inc., I,             , the spouse of the Grantee therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:             ,

Signature of Spouse

Print Name

Exhibit C-7

ATTACHMENT A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement between Signature Group Holdings, Inc., a Nevada corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of             , the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate              shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s)              to which this instrument is attached, or in book entry form to which this instrument pertains, and hereby irrevocably constitutes and appoints Signature Group Holdings, Inc. as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated:             ,

Signature

Print Name

(Instruction: Please do not fill in any blanks other than the signature line and printed name. The purpose of the assignment is to enable the Corporation to exercise its sale/purchase option set forth in the Restricted Stock Award Agreement without requiring additional signatures on the part of the Individual.)

Exhibit C-8